Exhibit (e)(13)

SECTION 351.477 OF
THE GENERAL AND BUSINESS CORPORATION LAW OF MISSOURI

351.447.  Corporation holding ninety percent of the shares of another may merge without election, when.

        1.     In any case in which at least ninety percent of the outstanding shares of each class of a corporation or corporations is owned by another corporation and one of the corporations is a domestic corporation and the other or others are domestic corporations, or foreign corporations if the laws of the jurisdictions of their incorporation permit a corporation of that jurisdiction to merge with a corporation of another jurisdiction, the corporation having such share ownership may either merge the other corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and one or more of the other corporations, into one of the other corporations without any vote of the shareholders of any domestic corporation, in which event the articles of merger shall state that the plan of merger has been adopted pursuant to this section and shall set forth the resolution of the board of directors of the parent corporation approving the plan of merger and the date of adoption of the resolution and shall state that the parent corporation is in compliance with the ninety percent ownership requirement of this section and will maintain at least ninety percent ownership until the issuance of the certificate of merger by the secretary of state; provided, however, that if the parent corporation shall not own all of the outstanding shares of all the subsidiary corporations, parties to a merger as aforesaid, the plan of merger shall set forth the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation; and provided further, that if the parent corporation is not the surviving corporation, the plan of merger shall include provision for the pro rata issuance of shares of the surviving corporation to the holders of the shares of the parent corporation on surrender of the certificates therefor, and the articles of merger shall state that the proposed merger has been approved by receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares of the parent corporation entitled to vote thereon at a meeting thereof duly called and held, or the articles of merger shall state that in lieu of such required voting, the proposed merger has been approved by the directors of each of the corporations, that the rights and benefits of the shareholders as set forth in section 351.093 are the same, and that the surviving corporation is solvent and will retain the name of the parent. If the surviving corporation is a foreign corporation, the provisions of section 351.458 shall also apply to a merger under this section.

        2.     If the surviving corporation is a domestic corporation, it may change its corporate name by the inclusion of a provision to that effect in the plan of merger adopted by the directors of the parent corporation, and upon the effective date of the merger the name of the corporation shall be so changed if the name is available.

        3.     In the event all of the shares of a subsidiary domestic corporation party to a merger effected under this section are not owned by the parent corporation immediately prior to the merger, the surviving corporation shall, within ten days after the effective date of the merger, notify each shareholder of the subsidiary domestic corporation that the merger has become effective. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the shareholder at his address as it appears on the records of the corporation. Any shareholder of the subsidiary domestic corporation may, within twenty days after the date of mailing of the notice, demand in writing from the surviving corporation payment of the value of his shares immediately prior to the merger exclusive of any element of value arising from the expectation or accomplishment of the merger. If during a period of thirty days after the period of twenty days the surviving corporation and any objecting shareholder fail to agree as to the value of the shares, then the provisions of subsection 3 of section 351.455 shall apply, except that the judgment shall be for the value of the shares immediately prior to the merger as provided in the preceding sentence.

        4.     The provisions of section 351.455 shall apply to a merger effected under this section only to the limited extent provided in subsection 3 of this section.